Exhibit 4.3

HINGE HEALTH, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Fourth Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of October 22, 2021, by and among Hinge Health, Inc., a Delaware corporation (the “Company”), Daniel Perez and Gabriel Mecklenburg (the “Founders”), and the holders of Series Seed-1 Preferred Stock (the “Series Seed-1 Preferred Stock”), Series Seed-2 Preferred Stock (the “Series Seed-2 Preferred Stock”), Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”), Series B Preferred Stock (the “Series B Preferred Stock”), Series C Preferred Stock (the “Series C Preferred Stock”), Series C-1 Preferred Stock (the “Series C-1 Preferred Stock”), Series D Preferred Stock (the “Series D Preferred Stock”) and Series E Preferred Stock (the “Series E Preferred Stock”) of the Company listed on Schedule 1 hereto (the “Investors”).

RECITALS

The Company and certain of the Investors have entered into a Series E Preferred Stock Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, pursuant to which the Company desires to sell to certain of the Investors and certain of the Investors desire to purchase from the Company shares of Series E Preferred Stock. Certain of the Investors (the “Existing Investors”) the Company, and the Founders are parties to that certain Third Amended and Restated Investors’ Rights Agreement dated December 21, 2020 (the “Prior Agreement”). Capitalized terms not otherwise defined herein have the meaning given them in the Purchase Agreement. The Company, the Founders and the Existing Investors desire to amend and restate the Prior Agreement in order to provide the Investors (i) certain rights to register shares of the Company’s common stock (the “Common Stock”) issuable upon conversion of the Company’s preferred stock (the “Preferred Stock”) held by the Investors, (ii) certain rights to receive or inspect information pertaining to the Company, and (iii) a right of first offer with respect to certain issuances by the Company of its securities. The Company and the Founders desire to induce the Investors to purchase shares of Series E Preferred Stock pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth below.

AGREEMENT

The parties agree as follows:

1. Registration Rights.

1.1 Definitions. For purposes of this Section 1:

(a) The term “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(b) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act.

(c) The term “Founders’ Shares” means the shares of Common Stock issued to the Founders.

(d) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement.

(e) The term “Qualified IPO” means a public offering by the Company of shares of its Common Stock pursuant to a registration statement under the Securities Act in connection with which all the then outstanding share of Preferred Stock are converted into shares of Common Stock pursuant to the Company’s Sixth Amended and Restated Certificate of Incorporation, as such may be amended from time to time.

(f) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(g) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, other than shares for which registration rights have terminated pursuant to Section 1.15 hereof, (ii) the Founders’ Shares, provided, however, that for the purposes of Sections 1.2, 1.4, and 1.13 and Section 2 the Founders’ Shares shall not be deemed Registrable Securities and the Founders shall not be deemed Holders, (iii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors and (iv) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i) and (ii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which such person’s rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(a)(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) the Holder thereof is entitled to exercise any right provided in Section 1 in accordance with Section 1.12 below.

(h) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(i) The term “SEC” means the U.S. Securities and Exchange Commission.

(j) The term “Securities Act” means the U.S. Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) the 5th anniversary of the Initial Closing, or (ii) six months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of more than 50% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least such number of the Registrable Securities having an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $ 10,000,000, then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to file as soon as practicable, and in any event within 90 days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered within 20 days of the mailing of such notice by the Company.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be seriously detrimental to the Company and its holders of capital stock for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) after the Company has effected two registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) during the period starting with the date 90 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 90 days after the effective date of, a registration subject to Section 1.3 unless such offering is the initial public offering of the Company’s securities, in which case, ending on a date 180 days after the effective date of such registration; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 7.5, the Company shall, subject to the cut back provisions of Section 1.8 cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of more than 50% of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price (net of any underwriters’ discounts or commissions) of less than $5,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its holders of capital stock for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (iv) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period ending 180 days after the effective date of a registration statement subject to Section 1.3.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 120 days.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Use its commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b), whichever is applicable.

1.7 Expenses of Registration.

(a) Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements, not to exceed $30,000 for each registration, of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request and (ii) have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their rights pursuant to Section 1.2.

(b) Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements, not to exceed $30,000 for each registration, of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

(c) Registration on Form S-3. All expenses incurred in connection with a registration requested pursuant to Section 1.4, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements, not to exceed $30,000 for each registration, of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, and counsel for the Company shall be borne by the Company, and any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne pro rata by the Holder or Holders participating in the Form S-3 registration.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by holders of capital stock to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders) but in no event shall (a) the amount of securities of the selling Holders included in the offering be reduced below 20% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling security holders may be excluded if the underwriters make the determination described above and no other holder’s securities are included or (b) any securities held by a Founder be included if any securities held by any selling Holder are excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and security holders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful misconduct or fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful misconduct or fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise shall survive the termination of this Agreement.

1.11 Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (a) of more than 50% of the transferring Holder’s aggregate Registrable Securities originally obtained from the Company (or if the transferring Holder then owns less than 50% of such originally acquired securities, then all remaining Registrable Securities then held by the transferring Holder), (b) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or holder of capital stock of a Holder, (c) that is an affiliated fund or entity of the Holder, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company (such a fund or entity, an “Affiliated Fund”), (d) who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships), (e) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, (f) pursuant to the Tender Offer (as defined in the Purchase Agreement), or (g) pursuant to the sale of up to 1,001,753 shares of currently outstanding Common Stock and Preferred Stock held by current stockholders of the Company (the “Secondary Sale”), provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (i) a partnership who are partners or retired partners of such partnership or (ii) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of more than 50% of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within 120 days of the effective date of any registration effected pursuant to Section 1.2; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 7.3.

1.14 Lock-Up Agreement.

(a) Lock-Up Period; Agreement. If so requested by the Company or the underwriters in connection with the initial public offering of the Company’s securities registered under the Securities Act of 1933, as amended, Holder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company held by such Holder immediately prior to the effective date of the registration statement for such initial public offering (except for those being registered) without the prior written consent of the Company or such underwriters, as the case may be, for 180 days from the effective date of the registration statement, and Holder shall execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such offering. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements, unless otherwise approved by the Requisite Investors (as defined below). Furthermore, in the event that the Company becomes aware that an underwriter has released any director or officer, or any holders of more than one percent of the Company’s outstanding capital stock from their lock-up agreements pursuant to this Section 1.14, the Company shall use its best efforts to cause the underwriters to release the Investors pro rata and the Company shall not consent to any release that is not pro rata without the approval of the Requisite Investors.

(b) Limitations. In the event that any underwriter requests an Investor to sign a lock-up agreement (an “Investor Lock-Up Agreement”), the Company shall use its best efforts to require all directors, officers and holders of more than one percent of the Company’s outstanding capital stock to sign a lock-up agreement with the same terms as the Investor Lock-Up Agreement. The obligations described in Section 1.14(a) shall apply only if all officers and directors are subject to similar restrictions and the Company uses best efforts to obtain a similar agreement from all 1% securityholders of the Company, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).

(d) Transferees Bound. Each Holder agrees that prior to the Company’s initial public offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14 and to be subject to the waiver of statutory inspection rights in Section 5.

(e) Additional Covenants. The Company shall notify the Investors if it is aware of any lock-up agreements relating to the Company with more favorable terms than the Investor Lock-Up Agreement.

1.15 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (a) two years following the consummation of a Qualified IPO, (b) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three-month period without registration, (c) a Liquidation Transaction (as that term is defined in the Company’s Sixth Amended and Restated Certificate of Incorporation) or (d) upon termination of this Agreement, as provided in Section 4.

2. Covenants of the Company.

2.1 Delivery of Financial Statements.

(a) Upon the request by a Major Investor (as hereinafter defined), the Company shall deliver to each Major Investor (other than a Major Investor reasonably deemed by the Company to be a competitor of the Company, it being understood that in no event shall, Alkeon (as defined below), Coatue (as defined below), Tiger (as defined below), Bessemer (as defined below), Lead Edge (as defined below), Insight (as defined below) and Atomico (as defined below) be deemed competitors of the Company under this Agreement):

(i) as soon as practicable, but in any event within 180 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), with all such financial statements audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company, and an annual budget;

(ii) as soon as practicable, but in any event within 30 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(iii) as soon as practicable, but in any event within 30 days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company;

(iv) within 30 days of the end of each month, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(v) as soon as practicable, but in any event 30 days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, an updated list of all stockholders of the Company that includes the name of each stockholder and the number and class of shares held by each stockholder, and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(vi) with respect to any unaudited financial statements called for in this Section 2.1 other than clause (vii below), an instrument executed by the Chief Financial Officer or Chief Executive Officer of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board determines that it is in the best interest of the Company to do so; and

(vii) such other information relating to the capitalization, financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 2.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(b) For so long as Insight or Bessemer remains a Major Investor, promptly, and in any event within 30 days after the end of each quarter of each fiscal year of the Company, the Company shall deliver to Coatue, Tiger, Bessemer, Insight and Atomico the financial and 14-operating data set forth on Annex I hereto, as the same may be amended from time to time by Insight with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

Notwithstanding anything else in this Section 2.1 to the contrary, the Company may cease providing the information set forth in this Section 2.1 during the period starting with the date 60 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 2.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

For purposes of this Agreement, a “Major Investor” shall mean any person who holds at least 10% of the Company’s capital stock, as calculated in Section 2.4 below; provided, however, that Coatue shall be considered to be a Major Investor for so long as Coatue holds at least 600,424 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock) (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like); provided further that Tiger shall be considered to be a Major Investor for so long as Tiger holds at least 600,424 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock) (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like); provided further that Bessemer shall be considered to be a Major Investor for so long as Bessemer holds at least 1,127,835 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock) (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like); provided further that HTC Hinge Holdings, LLC and its Affiliates (collectively, “Lead Edge”) shall be considered to be a Major Investor for so long as Lead Edge holds at least 683,536 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock) (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like); provided further that Atomic o sh a11 be considered to be a Major Investor for so long as Atomico holds at least 2,213,524 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock) (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like); provided further that Insight shall be considered to be a Major Investor for so long as Insight holds at least 897,881 shares of Preferred Stock (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like); provided further that Quadrille (as defined below) shall be considered to be a Major Investor for so long as Quadrille holds at least 1 % of the Company’s capital stock, as calculated in Section 2.4 below; provided further that Alkeon Innovation Master Fund, LP, Alkeon Innovation Opportunity Master Fund, LP, Alkeon Innovation Master Fund II, LP and Alkeon Innovation Master Fund II, Private Series, LP and their respective Affiliates (collectively, “Alkeon”) shall be considered to be a Major Investor for so long as Alkeon holds at least the number of shares as set forth in Section 7.1O; and provided further that Whale Rock Flagship Master Fund, LP, Whale Rock Flagship (AI) Fund LP, Whale Rock Long Opportunities Master Fund, LP, Whale Rock Hybrid Master Fund, LP, and Whale Rock Hybrid Master Fund II, LP and their respective Affiliates (collectively “Whale Rock”) for purposes of Section 2.1 and Section 2.2 only shall be considered a Major Investor for so long as Whale Rock holds at least the number of shares as set forth in Section 7.10.

2.2 Inspection. The Company shall permit each Major Investor (except for a Major Investor reasonably deemed by the Company to be a competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be privileged or a trade secret or similar confidential information.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Significant Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Agreement, a “Significant Investor” shall mean any person who holds at least 5% of the Company’s capital stock, as calculated in Section 2.4 below; provided, however, that Coatue shall be considered to be a Significant Investor for so long as Coatue holds at least 600,424 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock) (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like); provided further that Tiger shall be considered to be a Significant Investor for so long as Tiger holds at least 600,424 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock) (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like); provided further that Bessemer shall be considered to be a Significant Investor for so long as Bessemer holds at least 1,127,835 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock) (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like); provided further that Lead Edge shall be considered to be a Significant Investor for so long as Lead Edge holds at least 683,536 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock) (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like); provided further that Atomico shall be considered to be a Significant Investor for so long as Atomico holds at least 2,213,524 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock) (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like); provided further that Insight shall be considered to be a Significant Investor for so long as Insight holds at least 897,881 shares of Preferred Stock (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like); provided further that Quadrille shall be considered to be a Significant Investor for so long as Quadrille holds at least 1.25% of the Company’s capital stock, as calculated in Section 2.4 below; provided further that Alkeon shall be considered to be a Significant Investor for so long as Alkeon holds at least the number of shares as set forth in Section 7.10. For purposes of this Section 2.3, the term “Significant Investor” includes any general partners, managing members and affiliates of a person that is otherwise a Significant Investor, including Affiliated Funds. A Significant Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates, including Affiliated Funds, in such proportions as it deems appropriate. Tiger, Jason Schneider and Jay Chen shall be considered Significant Investors for purposes of this Agreement. Any action that Tiger may take with respect to rights of Significant Investors under this Agreement shall also apply to Jason Schneider and Jay Chen without their separate written consent. Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Significant Investor in accordance with the following provisions:

(a) The Company shall deliver a notice (the “RFO Notice”) to the Significant Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within 15 calendar days after delivery of the RFO Notice, the Significant Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock, or Common Stock issuable upon conversion of the Preferred Stock, then held by such Significant Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and any granted and outstanding options or warrants convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock). The Company shall promptly, in writing, inform each Significant Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Significant Investor’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Significant Investors were entitled to subscribe but which were not subscribed for by the Significant Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities) issued and held, or issuable upon conversion of the Preferred Stock then held, by all the Significant Investors.

(c) The Company may, during the 45-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the RFO Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Significant Investors in accordance herewith.

(d) The right of first offer in this Section 2.3 shall not be applicable to the issuance of:

(i) Exempted Securities (as that term is defined in the Company’s Sixth Amended and Restated Certificate of Incorporation); or

(ii) shares of Series E Preferred Stock pursuant to the Purchase Agreement, as may be amended from time to time;

(iii) securities in any other transaction in which exemption from the right of first offer provisions is approved by the affirmative vote of each of (a) a majority of the then-outstanding shares of the Series Seed Preferred Stock and the Series A Preferred Stock, voting together as a single class on an as-converted basis, (b) a majority of the then-outstanding shares of the Series B Preferred Stock, voting as a separate class, (c) at least 67% of the then-outstanding shares of the Series C Preferred Stock and Series C-1 Preferred Stock, voting together as a single class on an as-converted basis, (d) a majority of the then-outstanding shares of the Series D Preferred Stock, voting as a separate class and (e) a majority of the then-outstanding shares of the Series E Preferred Stock, voting as a separate class.

(e) In addition to the foregoing, the right of first offer in this Section 2.3 shall not be applicable with respect to any Significant Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Significant Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

2.4 Observer Rights. The Company shall invite the following persons to attend all meetings of its Board in a nonvoting observer capacity: (a) one representative designated by Atomico IV, L.P. and Atomico IV (Guernsey), L.P. (together, “Atomico”) so long as Atomico owns at least 5% of the Company’s capital stock, as calculated below, (b) one representative designated by Insight Venture Partners X, L.P., Insight Venture Partners (Cayman) X, L.P., Insight Venture Partners (Delaware) X, L.P. and Insight Venture Partners X (Co-Investors), L.P. (together, “Insight”) so long as Insight owns at least 5% of the Company’s capital stock held by Insight as of the Initial Closing, (c) one representative designated by Bessemer Venture Partners X L.P., Bessemer Venture Partners X Institutional L.P. and their Affiliates (collectively, “Bessemer”) so long as Bessemer owns at least 1,127,835 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock) (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like), (d) one representative designated by Coatue Growth Fund IV LP and its Affiliates (collectively, “Coatue”) so long as Coatue owns at least 600,424 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock) (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like), (e) one representative designated by Tiger Global PIP 14 LLC, Tiger Global Investments, L.P., Tiger Global Opportunities Master Fund, L.P. and its Affiliates (collectively, “Tiger”) so long as Tiger owns at least 600,424 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock) (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like), and (f) one representative designated by 11.2 Capital I, L.P., 11.2 CAPITAL IVY, LLC, 11.2 CAPITAL HH, LLC and their Affiliates (collectively, “11.2 Capital”) so long as 11.2 Capital owns at least 5% of the Company’s capital stock, as calculated below, provided, however, that the designation by 11.2 Capital of a representative other than Shelley Zhuang will be subject to the approval of the Company’s Chief Executive Officer, in the Chief Executive Officer’s sole discretion. The Company shall give such representative(s) copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative(s) shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative(s) from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or highly confidential information, or would constitute a conflict of interest, or if such Investor or its representative(s) is a competitor of the Company (in each of the foregoing cases, as determined in good faith by the Company). The Company shall pay or reimburse up to $2,000 per meeting of the reasonable, out-of-pocket travel expenses of any observer of the Board incurred in connection with attending meetings of the Board and Board committees of the Company and any of its subsidiaries.

So long as Quadrille Technologies IV Companies SLP and its Affiliates (together, “Quadrille”) owns at least 1% of the Company’s capital stock, as calculated below, the Company shall give Quadrille copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that Quadrille hereby agrees to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information if access to such information could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or highly confidential information, or would constitute a conflict of interest, or if Quadrille is a competitor of the Company (in each of the foregoing cases, as determined in good faith by the Company).

So long as Alkeon holds at least the number of shares as set forth in Section 7.10, the Company shall give Alkeon copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that Alkeon hereby agrees to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information if access to such information could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or highly confidential information, or would constitute a conflict of interest (in each of the foregoing cases, as determined in good faith by the Company). Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, a representative of Alkeon may address the Board with respect to Alkeon’s concerns regarding significant business issues facing the Company.

To determine when a person or group owns less than the requisite percent of the Company’s capital stock specified above, the number of shares of Common Stock issued or issuable to such person or group (including shares issuable upon conversion of Preferred Stock and exercise of options and warrants) shall be divided by the total number of shares of Common Stock then issued or issuable (including shares issuable upon conversion of Preferred Stock and exercise of options and warrants).

2.5 Confidentiality. Each Investor shall keep confidential and shall not disclose, divulge or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 2.5; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

2.6 D&O Insurance. The Company shall use its commercially reasonable efforts to maintain or obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board, and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board determines that such insurance should be discontinued. Such policy shall not be cancelable by the Company without prior approval by the Board.

2.7 Employee Stock. Unless otherwise approved by the Board, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) a vesting scheme no more advantageous to the recipient than vesting of shares over a four (4) year period, with the first 25% of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a lock-up provision substantially similar to that in Section 1.14. Without the prior approval by the Board, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any stock purchase, stock restriction or option agreement with any existing employee or service provider if such amendment would cause it to be inconsistent with this Subsection 2.7.

2.8 Compensation Committee. The Board shall maintain a Compensation Committee comprised exclusively of non-executive directors, which shall be responsible for determining compensation for Company employees at the level of Vice President and above (“Executive Team Members”) and approving cash and equity compensation frameworks established by the Company’s Chief Executive Officer for the Company’s employees and other service providers other than Executive Team Members.

2.9 Audit Committee. The Board shall maintain an Audit Committee. The Audit Committee shall be responsible for meeting with the Company’s independent auditors and principal financial personnel to review the scope of audit and non-audit services performed by the independent public accountants, review the independence of the independent public accountants and review the adequacy of internal accounting controls.

2.10 Real Property Holding Corporation. If at any time the Company determines that it is a “United States real property holding corporation” (a “USRPHC”) as defined in the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder, it shall promptly inform the Bessemer in writing of such determination. In addition, upon the Bessemer’s request, the Company shall promptly determine whether or not it is a USRPHC and shall promptly inform Bessemer in writing of such determination.

2.11 Export. The Company agrees to inform Bessemer if the Company does conduct, or expects to conduct, operations from or do business directly or indirectly in or with Cuba, Northern Ireland, Myanmar, Iran, or Sudan.

2.12 Munitions. The Company covenants not to control any weapon or explosive device, nuclear or otherwise.

2.13 Anti-Corruption. The Company covenants to maintain systems or internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time or any other applicable anti-bribery or anti-corruption law (such as Part 12 of the United States Anti-Terrorism, Crime and Security Act of 2001; the United States Money Laundering Control Act of 1986; the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001; the United States Foreign Corrupt Practices Act, as amended; and laws applicable in the United Kingdom that prohibit bribery, corrupt practices or money laundering, including, for the avoidance of doubt, the Bribery Act 2010).

2.14 Subsidiary Governance. No Subsidiary shall take any action without the approval of the Board to the extent approval of the Board would be required in the event such action was to be taken by the Company itself, including the requisite groups of directors whose approval would be required in the event such action was to be taken by the Company itself.

2.15 Harassment Policy. The Company shall maintain in effect (i) a Code of Conduct governing appropriate workplace behavior and (ii) an Anti-Harassment and Discrimination Policy prohibiting discrimination and harassment at the Company. Such policy shall be reviewed and approved by the Board of Directors.

2.16 Termination of Certain Covenants.

(a) Each of the covenants set forth in this Section 2 (other than the covenants set forth in Section 2.5 and in Section 8) shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, (ii) upon a Liquidation Transaction or (iii) upon termination of this Agreement, as provided in Section 4.

(b) The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.16(a).

2.17 Right to Conduct Activities. The Company hereby agrees and acknowledges that Coatue, Tiger, Bessemer, Lead Edge, Atomico, 11.2 Capital, Insight and Alkeon (collectively, the “Fund Investors”) are each a professional investment fund, and as such, invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, the Fund Investors shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by the Fund Investors in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of the Fund Investors to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Fund Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

3. Matters Requiring Series A Director Approval. So long as Atomico IV, L.P. and Atomico IV (Guernsey), L.P. are entitled to designate a director pursuant to that certain Voting Agreement between the Company and certain of its stockholders of even date herewith (the “Series A Director”), the Company hereby covenants and agrees that it shall not, without approval of the Board, which approval must include the affirmative vote of the Series A Director:

(a) create, authorize or issue any debt security if the aggregate indebtedness of the Company and its subsidiaries for borrowed money following such action would exceed $300,000; or

(b) approve the Company’s budget, business plan and any change thereto.

4. Termination of Agreement.

4.1 Termination Events. This Agreement shall terminate and have no further force or effect upon the earlier of:

(a) the liquidation, dissolution or indefinite cessation of the business operations of the Company;

(b) the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company;

(c) the consummation of a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Company’s Sixth Amended and Restated Certificate of Incorporation, except that any indemnification obligations set forth in Section 1.10 arising prior to and existing at the time such transaction(s) are consummated shall continue in full force and effect notwithstanding the consummation of such transaction(s).

5. Waiver of Statutory Information Rights. Holder acknowledges and understands that, but for the waiver made herein, Holder would be entitled, upon written demand under oath stating the purpose thereof, to inspect for any proper purpose, and to make copies and extracts from, the Company’s stock ledger, a list of its stockholders, and its other books and records, and the books and records of subsidiaries of the Company, if any, under the circumstances and in the manner provided in Section 220 of the Delaware General Corporation Law (any and all such rights, and any and all such other rights of Holder as may be provided for in Section 220, the “Inspection

Rights”). In light of the foregoing, until the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, Holder hereby unconditionally and irrevocably waives the Inspection Rights, whether such Inspection Rights would be exercised or pursued directly or indirectly pursuant to Section 220 or otherwise, and covenants and agrees never to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer, or cause to be commenced any claim, action, cause of action, or other proceeding to pursue or exercise the Inspection Rights. The foregoing waiver applies to the Inspection Rights of Holder in Holder’s capacity as a stockholder and shall not affect any rights of a director, in his or her capacity as such, under Section 220. The foregoing waiver shall not apply to any contractual inspection rights of Holder under any written agreement with the Company.

6. Aggregation of Stock. All shares of capital stock of the Company held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate. As used herein, “Affiliate” means, with respect to any specified Investor, any other Investor who, directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any general partner, managing member, officer or director of such Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Investor.

7. Miscellaneous.

7.1 Governing Law.

(a) The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(b) The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of the State of Delaware, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.

7.2 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

7.3 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of (a) the Company, (b) the holders of at least a majority of the Founders’ Shares (or their respective successors, assigns and legal representatives) who are then providing services to the Company as officers, employees or consultants and (c) the holders of at least a majority of the Company’s then-outstanding Preferred Stock or their respective successors and assigns voting together as a single class on an as-converted to Common Stock basis (the “Requisite Investors”) (it being agreed that a waiver of the provisions of Section 2.3 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). Notwithstanding the foregoing:

(a) this Agreement may be amended with only the written consent of the Company for the sole purpose of including (i) additional purchasers of Series E Preferred Stock,(ii) transferees and assignees of rights pursuant to Section 1.12 as “Investors” and (iii) such purchasers of Common Stock or Preferred Stock pursuant to the Tender Offer or Secondary Sale as “Investors”;

(b) this clause (b), may not be amended or terminated and the observance of any term of this clause (b) may not be waived without the written consent of Coatue, the first sentence of Section 2.1(a), Section 2.1(b), the definition of “Major Investor”, the proviso in the first sentence of Section 2.3, Section 2.4, and Section 2.17 may not be amended, terminated or waived in a manner that is adverse to Coatue without the prior written consent of Coatue, and no waiver of Sections 2.1, 2.2, 2.3 or 2.4 shall be effective with respect to Coatue without the prior written consent of Coatue;

(c) this clause (c), may not be amended or terminated and the observance of any term of this clause (c) may not be waived without the written consent of Tiger, the first sentence of Section 2.1(a), Section 2.1(b), the definition of “Major Investor”, the proviso in the first sentence of Section 2.3, Section 2.4, and Section 2.17 may not be amended, terminated or waived in a manner that is adverse to Tiger without the prior written consent of Tiger, and no waiver of Sections 2.1, 2.2, 2.3 or 2.4 shall be effective with respect to Tiger without the prior written consent of Tiger;

(d) Sections 2.8 through 2.16 and this clause (d), may not be amended or terminated and the observance of any term of this clause (d) may not be waived without the written consent of Bessemer, the first sentence of Section 2.1(a), Section 2.1(b), the definition of “Major Investor”, the proviso in the first sentence of Section 2.3, Section 2.4, and Section 2.17 may not be amended, terminated or waived in a manner that is adverse to Bessemer without the prior written consent of Bessemer, and no waiver of Sections 2.1, 2.2, 2.3 or 2.4 shall be effective with respect to Bessemer without the prior written consent of Bessemer;

(e) this clause (e) may not be amended or terminated and the observance of any term of this clause (e) may not be waived without the written consent of Insight, the first sentence of Section 2.1(a), Section 2.1(b) and the definition of “Major Investor,” the proviso in the first sentence of Section 2.3, Section 2.4 and Section 2.17 may not be amended, terminated or waived in a manner that is adverse to Insight without the prior written consent of Insight, and no waiver of Sections 2.1, 2.2, 2.3 or 2.4 shall be effective with respect to Insight without the prior written consent of Insight;

(f) this clause (f) may not be amended or terminated and the observance of any term of this clause (e) may not be waived without the written consent of Atomico, and the first sentence of Section 2.1(a), the definition of “Major Investor,” the proviso in the first sentence of Section 2.3, Section 2.4 and Section 2.17 may not be amended, terminated or waived in a manner that is adverse to Atomico without the prior written consent of Atomico;

(g) this clause (g) may not be amended or terminated and the observance of any term of this clause (g) may not be waived without the written consent of Lead Edge, and the first sentence of Section 2.1(a), the definition of “Major Investor,” the proviso in the first sentence of Section 2.3 and Section 2.17 may not be amended, terminated or waived in a manner that is adverse to Lead Edge without the prior written consent of Lead Edge;

(h) this clause (h) may not be amended or terminated and the observance of any term of this clause (h) may not be waived without the written consent of 11.2 Capital, and Section 2.4 and Section 2.17 may not be amended, terminated or waived in a manner that is adverse to 11.2 Capital without the prior written consent of 11.2 Capital;

(i) this clause (i) may not be amended or terminated and the observance of any term of this clause (i) may not be waived without the written consent of Quadrille, and the definition of “Major Investor,” the proviso in the first sentence of Section 2.3 and Section 2.4 may not be amended, terminated or waived in a manner that is adverse to Quadrille without the prior written consent of Quadrille;

(j) this clause (j) may not be amended or terminated and the observance of any term of this clause (j) may not be waived without the written consent of Alkeon, and the definition of “Major Investor,” the proviso in the first sentence of Section 2.3, Section 2.4 Section 2.17 and Section 7.10 may not be amended, terminated or waived in a manner that is adverse to Alkeon without the prior written consent of Alkeon; and

(k) this clause (k) may not be amended or terminated and the observance of any term of this clause (k) may not be waived without the written consent of Whale Rock, and the definition of “Major Investor,” and Section 7.10 may not be amended, terminated or waived in a manner that is adverse to Whale Rock without the prior written consent of Whale Rock; and

(l) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion. Any amendment or waiver effected in accordance with this Section 7.3 shall be binding upon the Company, the Founders, the Investors, and each of their respective successors and assigns.

7.4 Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. Subject to Section 1.12, no other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company, which for the avoidance of doubt, shall not be required in connection with the transfers contemplated pursuant to the Secondary Sale and the Tender Offer.

7.5 Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

7.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

7.7 Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

7.9 Electronic Delivery. The Company may, in its sole discretion, decide to electronically sign and deliver any documents related to this Agreement or any notices required by applicable law or the Company’s Certificate of Incorporation of Incorporation or Bylaws by email or any other electronic means. The undersigned hereby consents to receive such documents and notices by such electronic delivery and agrees to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

7.10 Secondary Purchaser Rights. Alkeon and Whale Rock shall only be entitled to the rights set forth in this Agreement upon purchasing, and continuing to hold, (a) with respect to Alkeon, at least 685,000 shares, and (b) with respect to Whale Rock, 316,000 shares, of Common Stock and/or Preferred Stock (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like) in the Secondary Sale or Tender Offer and delivering a joinder or executed counterpart signature page to this Agreement as an Investor.

[Signature Page Follows]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE COMPANY:

HINGE HEALTH, INC.

/s/ Daniel Perez
(Signature)

Name: Daniel Perez
Title: Chief Executive Officer

Address:
455 Market Street
Suite 700
San Francisco, CA 94105

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

FOUNDER:

DANIEL PEREZ

/s/ Daniel Perez

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

FOUNDER:

GABRIEL MECKLENBURG

/s/ Gabriel Mecklenburg
(Signature)

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

FOUNDER:

SUTHASINI MOGUN

/s/ Suthasini Mogun
(Signature)

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

COATUE GROWTH FUND IV LP
By: Coatue Growth Fund IV GP LLC,
Its General Partner

/s/ Zachary Feingold
Name: Zachary Feingold
Title: Authorized Signatory

COATUE US 70 LLC
By: Coatue Management, L.L.C.,
Its: Investment Manager

/s/ Zachary Feingold
Name: Zachary Feingold
Title: Authorized Signatory

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

TIGER GLOBAL PIP 14 LLC

/s/ Steven D. Boyd
Name: Steven D. Boyd
Title: Manager

TIGER GLOBAL INVESTMENTS, L.P.

By: Tiger Global Performance, LLC,
its general partner

/s/ Steven D. Boyd
Name: Steven D. Boyd
Title: General Counsel

TIGER GLOBAL LONG OPPORTUNITIES MASTER FUND, L.P.
By: Tiger Global Management, LLC,
Its: Investment Advisor

/s/ Steven D. Boyd
Name: Steven D. Boyd
Title: General Counsel

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

TIGER GLOBAL PIP 15-35 LLC

/s/ Steven D. Boyd
Name: Steven D. Boyd
Title: Manager

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

JASON SCHNEIDER

/s/ Jason Schneider
Name: Jason Schneider

JAY CHEN

/s/ Jay Chen
Name: Jay Chen

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

BESSEMER VENTURE PARTNERS X L.P.
BESSEMER VENTURE PARTNERS X INSTITUTIONAL L.P.

By: Deer X & Co. L.P., their General Partner
By: Deer X & Co. Ltd., its General Partner

/s/ Scott Ring
Scott Ring, General Counsel

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

INSIGHT VENTURE PARTNERS X, L.P.

By:	Insight Venture Associates X, L.P.,
its general partner

By:	Insight Venture Associates X, Ltd.,
its general partner

/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

INSIGHT VENTURE PARTNERS (CAYMAN) X, L.P

By:	Insight Venture Associates X, L.P.,
its general partner

By:	Insight Venture Associates X, Ltd.,
its general partner

/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

INSIGHT VENTURE PARTNERS (DELAWARE) X, L.P.

By:	Insight Venture Associates X, L.P.,
its general partner

By:	Insight Venture Associates X, Ltd.,
its general partner

/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

INSIGHT VENTURE PARTNERS (CO-INVESTORS) X, L.P.

By:	Insight Venture Associates X, L.P.,
its general partner

By:	Insight Venture Associates X, Ltd.,
its general partner

/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

ATOMICO IV, L.P.

By: ATOMICO ADVISORS IV, LTD,
General Partner:

/s/ Nicole Ramroop
Name: Nicole Ramroop
Title: Director and Authorized Signatory

ATOMICO IV (GUERNSEY), L.P.

By: ATOMICO ADVISORS IV, LTD,
General Partner

/s/ Nicole Ramroop
Name: Nicole Ramroop
Title: Director and Authorized Signatory

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

11.2 CAPITAL I, L.P.

/s/ Shelley Zhuang
(Signature)

Name: Shelley Zhuang
Title: Managing Partner

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

IVPH IV 11.2 CAPITAL IVY, LLC

/s/ Shelley Zhuang
(Signature)

Name: Shelley Zhuang
Title: Managing Partner

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

ALKEON INNOVATION MASTER FUND, LP

By: Alkeon Capital Management, LLC,
its Investment Adviser and Attorney-in-Fact

/s/ Jennifer Shufro
Name: Jennifer Shufro
Title: Managing Director

ALKEON INNOVATION OPPORTUNITY MASTER FUND, LP

By: Alkeon Capital Management, LLC, its
Investment Adviser and Attorney-in-Fact

/s/ Jennifer Shufro
Name: Jennifer Shufro
Title: Managing Director

ALKEON INNOVATION MASTER FUND II, LP

By: Alkeon Capital Management, LLC,
its Investment Adviser and Attorney-in-Fact

/s/ Jennifer Shufro
Name: Jennifer Shufro
Title: Managing Director

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

ALKEON INNOVATION MASTER FUND II, PRIVATE SERIES, LP

By: Alkeon Capital Management, LLC,
its Investment Adviser and Attorney-in-Fact

/s/ Jennifer Shufro
Name: Jennifer Shufro
Title: Managing Director

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

SCHEDULE 1

INVESTORS

Atomico IV, L.P.

Atomico IV (Guernsey), L.P.

IP2IPO Portfolio L.P.

Vertical GP-8, LLC

Heuristic Capital Partners I, LP

11.2 Capital I, L.P.

IVPH IV 11.2 Capital Ivy, LLC

11.2 Capital IVY, LLC

11.2 Capital HH, LLC

Jon Reynolds

Insight Venture Partners X, L.P.

Insight Venture Partners (Cayman) X, L.P.

Insight Venture Partners (Delaware) X, L.P.

Insight Venture Partners X (Co-Investors), L.P.

Quadrille Technologies IV Companies SLP

TWB Investement Partnership III, LP

Bessemer Venture Partners X L.P.

Bessemer Venture Partners X Institutional L.P.

HTC Hinge Holdings, LLC

Industry Ventures Secondary IX, L.P.

NewView Capital Special Opportunities Fund III, L.P.

Tony M. Chou and Kristine E. Miller, Trustees of The Sophia Chou 2020 Exempt Trust Dated December 3, 2020

Tony M. Chou and Kristine E. Miller, Trustees of The Matthew Chou 2020 Exempt Trust Dated December 3, 2020

Kristen Anne Worrall, Trustee of The Caroline Lasersohn 2021 GST-Exempt Trust Dated December 14, 2021

Kristen Anne Worrall, Trustee of The Jacqueline Lasersohn 2021 GST-Exempt Trust Dated December 14, 2021

Nancy J. Lasersohn, Trustee of The Megan Lasersohn 2021 GST-Exempt Trust Dated December 14, 2021

Jack Lasersohn, As Trustee of The Jessica Wegley Irrevocable GST Trust Dated October 11, 2021

Jack Lasersohn, As Trustee of The Christian Devivo Irrevocable GST Trust Dated October 11, 2021

Coatue Growth Fund IV LP

Coatue US 70 LLC

Tiger Global PIP 14 LLC

Tiger Global Investments, L.P.

Tiger Global Long Opportunities Master Fund, L.P.

Tiger Global PIP 15-35 LLC

Jason Schneider

c/o Tiger Global Management, LLC

Jay Chen

c/o Tiger Global Management, LLC

Alkeon Innovation Master Fund, LP

Alkeon Innovation Opportunity Master Fund, LP

Alkeon Innovation Master Fund II, LP

Alkeon Innovation Master Fund II, Private Series, LP

Christopher D. Glezos

Andrew Peter Sandham

Allan Bradley

Xiangqqun Zhen Bradley

Glenn Alfons Friedrich

Yasuhiro Ohmura

Robert J. Precious

Radical Investement LP

Whale Rock Flagship Master Fund, LP

Whale Rock Flagship (A1) Fund LP

Whale Rock Long Opportunities Master Fund, LP

Whale Rock Hybrid Master Fund, LP

Whale Rock Hybrid Master Fund II, LP

Suthasini Mogun

ANNEX I

FINANCIAL AND OPERATING DATA